Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Aevi Genomic Medicine, Inc. for the registration of 26,176,126 shares of its common stock and to the incorporation by reference therein of our reports dated March 9, 2017, with respect to the consolidated financial statements of Aevi Genomic Medicine, Inc., and the effectiveness of internal control over financial reporting of Aevi Genomic Medicine, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, PA
December 8, 2017